Exhibit 10.10

SB FINANCIAL GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR DAVID HOMOELLE

THIS AGREEMENT between SB Financial Group, Inc. (the “Company”) and David Homoelle (the “Executive”) is effective as of January 22, 2018 (the “Effective Date”).

WHEREAS, the Executive is employed as Regional President, Columbus for the State Bank & Trust Company (the “Bank”), the Company’s Affiliate; and

WHEREAS, the Company and the Executive have entered into this agreement to provide certain payments to the Executive in the event of his termination, as described herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following capitalized words and phrases (including any form thereof) shall have the following meanings unless another context clearly requires another meaning:

1.1 ACCRUAL BALANCE. Has the meaning set forth in Section 2.4.

1.2 [reserved]

1.3 AFFILIATE. Any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Company.

1.4 AGREEMENT. This SB Financial Group, Inc. Supplemental Executive Retirement Plan Agreement for David Homoelle, as it may be amended from time to time.

1.5 [reserved]

1.6 BENEFICIARY. The person or persons whom the Executive has designated as set forth in Exhibit A to receive payments pursuant to this Agreement in the event of the Executive’s death. If the Executive has not designated any Beneficiary, or if the Executive’s designated Beneficiary does not survive the Executive, the Executive’s estate shall be the Executive’s Beneficiary.

1.7 CAUSE. The occurrence of one or more of the following:

(a)	The willful failure by the Executive to substantially perform the Executive’s duties hereunder (other than a failure resulting from the Executive’s incapacity because of death or disability), after notice from the Company or an Affiliate, and a failure to cure such violation within twenty (20) days of said notice;

(b)	The willful engaging by the Executive in misconduct injurious to the Company or an Affiliate;

(c)	Dishonesty, insubordination or gross negligence of the Executive in the performance of the Executive’s duties;

(d)	The Executive’s breach of fiduciary duty involving personal profit;

(e)	Conduct on the part of the Executive which brings public discredit to the Company or an Affiliate and, if the effect may be cured, a failure to cure within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(f)	The Executive’s conviction of or plea of guilty or nolo contendere to a felony (including conviction of or plea of guilty or nolo contendere to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of twenty (20) consecutive days or more;

(g)	The Executive’s theft or abuse of the Company’s or any Affiliate’s property or the property of the Company’s or any Affiliate’s customers, employees, contractors, vendors or business associates;

(h)	The direction or recommendation of a state or federal bank regulatory authority to remove the Executive from the Executive’s position(s) with the Company or an Affiliate;

(i)	The Executive’s willful failure to follow the good faith lawful instructions of the Board (or the board of directors of an Affiliate) with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

(j)	Material breach of any contract or agreement that the Executive entered with the Company or an Affiliate, including a breach of any of the obligations described in Article 4 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date notice of such conduct is delivered to the Executive;

(k)	Unauthorized disclosure of the trade secrets or Confidential Information of the Company or an Affiliate, or any of its affiliates, trade partners or vendors; and

(l)	Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Board has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Company’s or any Affiliate’s applicable vacation policy or other period of absence initiated by the Executive and approved by the Company or such Affiliate.

Also, if, after the Executive terminates employment, the Company learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted “Cause,” the provisions of Section 3.3 will be applied retroactively to the date the Executive terminated employment and the Company may recover any and all amounts paid to the Executive (or to the Executive’s Beneficiary) under this Agreement.

1.8 CHANGE ENTITY. The entity resulting from a Change of Control or succeeding to the Company’s interests as a result of a Change of Control.

1.9 CHANGE OF CONTROL. Shall mean as defined by Treasury Regulation §1.409A-3(i)(5).

1.10 CODE. The Internal Revenue Code of 1986, as amended.

1.11 COMPANY. SB Financial Group, Inc., an Ohio corporation having a place of business at 401 Clinton Street, Defiance, Ohio.

1.12 CONFIDENTIAL INFORMATION. Any and all information (other than information in the public domain) related to the Company’s, any Affiliate’s or the Change Entity’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.13 DATE OF THE CHANGE OF CONTROL. The date the first of any of the events contemplated by Section 1.9 occurs.

1.14 DISABILITY. A medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and that entitles the Executive to receive disability benefits under the Company’s group disability insurance policy.

1.15 DISABILITY BENEFIT. The annual benefit provided in Section 3.3(b).

1.16 EARLY RETIREMENT BENEFIT. The annual benefit provided in Section 3.2.

1.17 EFFECTIVE DATE. January 22, 2018.

1.18 EXECUTIVE. David Homoelle, an individual.

1.19 GOOD REASON VOLUNTARY TERMINATION. Means a separation from service by the Executive after a Change of Control if the following conditions (x) and (y) are satisfied: (x) a voluntary separation from service by the Executive will be considered a Good Reason Voluntary Termination if any of the following occur without the Executive’s advance written consent –

1)	reduction of the Executive’s base salary or a material diminution of the Executive’s cash incentive compensation,

2)	a material diminution of the Executive’s authority, duties, or responsibilities,

3)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4)	a material diminution in the budget over which the Executive retains authority, or

5)	a material change in the geographic location at which the Executive must perform services for the Bank.

(y) the Executive must give notice to the Company of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Company shall have 30 days thereafter to remedy the condition.

1.20 [reserved]

1.21 RETIREMENT DATE. For purposes of this Agreement, and to trigger receipt of benefits available pursuant to this Agreement, provided that the Executive remains in the continuous employ of the Company, the Executive’s sixty-fifth (65) birthday.

1.22 RETIREMENT BENEFIT. The annual benefit provided in Section 3.1.

1.23 TERMINATES. The Executive’s “separation from service” within the meaning of Section 409A of the Code from the Company and all entities that, along with the Company, would be treated as a single employer under Sections 414(b) and (c) of the Code.

ARTICLE 2: INTENT

2.1 EFFECTIVE DATE. This Agreement is effective on January 22, 2018.

2.2 PARTICIPATION IN OTHER PLANS. The benefits provided hereunder shall be in addition to the Executive’s annual salary as determined by the Board, and shall not affect the right of the Executive to participate in any current or future retirement plan, group insurance, bonus, or supplemental compensation arrangement of the Company which constitutes a part of the Company’s regular compensation structure.

2.3 FRINGE BENEFITS. The benefits provided by this Agreement are granted by the Company as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits except as set forth hereinafter.

2.4 ACCOUNTING. The Company shall account for the Executive’s benefit under this Agreement using the regulatory accounting principles of the Company’s primary federal regulator consistent with generally accepted accounting principles (“GAAP”). The Company shall establish an unfunded accrued liability retirement account for the Executive.

2.5 TOP-HAT PLAN. The Company intends that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits to the Executive, as a member of a select group of management or highly compensated employees of the Company for the purposes of the Employee Retirement Income Security Act of 1974, as amended.

2.6 ADMINISTRATION. The Company (or its designee) shall administer the Agreement and shall supervise the maintenance of such accounts and records as it deems necessary or desirable. In this capacity, the Company (or its designee) shall have complete and absolute discretion to interpret and construe the provisions of this Agreement, to adopt rules, regulations and procedures consistent therewith, and to make all findings of fact, correct errors and supply omissions, and decide all disputes with respect to the rights and obligations of the Executive. The decisions of the Company (or its designee), as administrator, shall be final and conclusive with respect to every question that may arise relating to either the interpretation or administration of the Agreement, and its decision shall be binding on all parties and may not be overturned unless determined by a court of appropriate jurisdiction to be arbitrary and capricious.

ARTICLE 3: BENEFITS

3.1 RETIREMENT BENEFIT. Unless the Executive Terminates before the Retirement Date and unless the benefit shall have been paid under Section 3.8 after a Change of Control, the Company shall pay the Executive an annual Retirement Benefit of $50,000 upon the Executive’s Retirement Date. Payment of the Retirement Benefit shall commence on the first day of the month following the Retirement Date and shall be payable in substantially equal monthly installments for a period of one hundred eighty (180) months.

3.2 EARLY RETIREMENT BENEFIT.

(a)	Unless a Change of Control shall have occurred, if the Executive Terminates for any reason (other than for Cause or Disability) prior to the Executive’s Retirement Date, the Executive shall be entitled to no Early Retirement Benefit.

(b)	If the Executive Terminates without a Good Reason Voluntary Termination after a Change of Control before the Retirement Date (and provided the Executive’s Termination is not for Cause or Disability), the Company shall pay the Executive the benefit described in this Section 3.2(b) instead of any benefit under this Agreement. If the Executive Terminates after a Change of Control but before the Retirement Date and the Termination is an involuntary Termination without Cause or a Good Reason Voluntary Termination, no benefit shall be payable under this Section 3.2(b) and the Executive shall be entitled to the benefit under Section 3.6. The Company shall pay the Executive the Early Retirement Benefit calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which separation from service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates required by GAAP. Payment of the Early Retirement Benefit shall be made at the same time and in the same form as described in Section 3.1.

3.3 OTHER TERMINATION OF EMPLOYMENT. Notwithstanding the foregoing, if the Executive:

(a)	Is Terminated for Cause, the Executive will not be entitled to any benefit (whether or not the Executive satisfied any age and service criteria otherwise required under the Agreement) under this Agreement; or

(b)	Terminates because of Disability before the Retirement Date, the Company shall pay the Executive the Disability Benefit calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which separation from service occurs, amortizing that Accrual Balance over 15 years and taking into account interest at the discount rate or rates required by GAAP. Payment of the Disability Benefit shall be made at the same time and in the same form as described in Section 3.1.

3.4 EFFECT OF DEATH OR DISABILITY FOLLOWING TERMINATION. In the event the Executive dies after Termination but before all Retirement Benefit, Early Retirement Benefit, or Disability Benefit payments have been made, the Company shall continue making such payments to the Executive’s Beneficiary. In the event the Executive becomes Disabled after Termination but before all Retirement Benefit or Early Retirement Benefit payments have been made, the Company shall continue making such payments to the Executive, or to the Executive’s designated representative if the Company is provided evidence satisfactory to the Company in its sole discretion that the Executive is not competent to receive such payments.

3.5 DEATH BENEFIT PRIOR TO TERMINATION. If the Executive dies before Termination, instead of any other benefit payable under this Agreement the Executive’s Beneficiary is entitled at the Executive’s death solely to the benefit, if any, payable under the Split Dollar Agreement and Endorsement attached to this Agreement as Exhibit B.

3.6 EFFECT OF CHANGE OF CONTROL.

(a)	In the event of the Executive’s involuntary Termination without Cause or Good Reason Voluntary Termination, in each case after the date of a Change of Control but before the Retirement Date, the Executive shall become entitled to receive the Retirement Benefit, regardless of the Executive’s age. The benefit payable pursuant to this Section 3.6 shall be paid as described in Section 3.1 following the Executive’s Termination following the Change of Control.

(b)	When both of the following conditions to completion of a Change of Control are satisfied, the Company will irrevocably deposit with an independent bank trustee cash in an amount sufficient to accrue the benefit payment obligations under Section 3.1: (x) all federal and state bank regulatory authorities whose approval of the Change of Control is necessary grant approval and (y) if approval of the Company’s stockholders is necessary for the Change of Control, the Company’s stockholders approve the Change of Control at a regular or special meeting held for that purpose. Whether these two conditions are satisfied before or after the Executive’s Termination or before or after benefit payments begin, when the two specified conditions are satisfied the Company will under this Section 3.6 make the irrevocable deposit with an independent bank trustee. Until all payments required to be made to the Executive under Section 3.1 or to Executive’s Beneficiary under Article 3 are made, the independent bank trustee will hold, invest, reinvest, and manage trust assets in accordance with a Rabbi Trust Agreement in substantially the form attached to this Agreement as Exhibit C.

3.7 SIX-MONTH DISTRIBUTION DELAY FOR SPECIFIED EMPLOYEES. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, determined pursuant to the Company’s policy for identifying specified employees, on the date of the Executive’s Termination, no payment on account of the Executive’s Termination shall be made until the first (1st) day of the seventh (7th) month following the date of Termination (or, if earlier, the date of the Executive’s death). The cumulative amount paid on such day shall include any payments that could not be made during such period.

3.8 LUMP-SUM PAYMENT UPON INTERVENING CHANGE OF CONTROL. Effective as of January 22, 2018 and subject to any applicable six-month delay under Section 3.7, if a Change of Control occurs at any time after a Termination has triggered payment of the Retirement Benefit under Sections 3.1 or 3.6, the Early Retirement Benefit under Section 3.2, or the Disability Benefit under Section 3.3(b), the installment payments to the Executive of such Retirement Benefit, Early Retirement Benefit, or Disability Benefit, as the case may be, shall cease as of the effective date of such Change of Control, and the Executive shall receive the full amount of such Retirement Benefit, Early Retirement Benefit, or Disability Benefit, as the case may be, that remains unpaid as of the effective date of such Change of Control in a single lump-sum payable on the later of (a) the date that is the five-year anniversary of the date on which the first payment of such Retirement Benefit, Early Retirement Benefit, or Disability Benefit, as the case may be, was made (or, if payment has not commenced, is scheduled to be made), or (b) the effective Date of the Change of Control.

ARTICLE 4: COVENANTS

4.1 UNAUTHORIZED DISCLOSURE. During the term of the Executive’s employment, or at any later time, the Executive shall not, without the written consent of the Board (or the board of directors of an Affiliate) or a person authorized thereby, knowingly use or disclose to any person, other than an authorized employee of the Company or such Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties as an executive of the Company and its Affiliates any material Confidential Information obtained by him while in the employ of the Company and its Affiliates with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of the Company or its Affiliates, the disclosure of which could be or will be damaging to the Company; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company and its Affiliates or any information that must be disclosed as required by law.

ARTICLE 5: [reserved]

ARTICLE 6: MISCELLANEOUS

6.1 RESTRICTIONS ON FUNDING. Except as set forth in Section 3.6, the Company shall have no obligation to set aside, earmark, or entrust any specific fund or money with which to pay its obligations under this Agreement. The Company reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

6.2 GENERAL ASSETS OF THE COMPANY. The rights of the Executive under this Agreement and of any Beneficiary shall be solely those of an unsecured creditor of the Company. If the Company shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any Beneficiary shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or the Executive’s Beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Company and the Executive or any of the Executive’s Beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Company.

6.3 NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure the Executive of continued employment by the Company.

6.4 NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	David Homoelle
At the last address on file with the Company

If to the Company:	SB Financial Group, Inc.
Human Resource Director
401 Clinton Street
Defiance, OH 43512

or to such other address as the Executive or the Company may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.5 SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company, and the Executive, their respective personal representatives, heirs, assigns or successors, provided, however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment herein except as may be otherwise specified in this Agreement.

6.6 SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.7 WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer specifically designated by the Board. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

6.8 LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. (a) In the event of a breach of this Agreement, by either the Company or the Executive, each hereby waives to the fullest extent permitted by law, the right to assert any claim against the others for punitive or exemplary damages. The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(b)	The Company is aware that after a Change of Control management could cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Company to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Company intends that the Executive not be required to incur expenses associated with enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Company intends that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change of Control it appears to the Executive that (x) the Company has failed to comply with any of its obligations under this Agreement, or (y) the Company or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive to retain counsel of the Executive’s choice, at the Company’s expense as provided in this Section 6.8(b), to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Company and any counsel chosen by the Executive under this Section 6.8(b), the Company irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Company and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected by the Executive will be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, regardless of whether suit is brought and regardless of whether incurred in arbitration, trial, bankruptcy, or appellate proceedings. The Company’s obligation to pay the Executive’s legal fees under this Section 6.8(b) operates separately from and in addition to any legal fee reimbursement obligation the Company may have with the Executive under any separate employment, severance, or other agreement. If Section 6.9 would impose a limitation on the Executive’s right to recover or obtain reimbursement or payment of costs, including but not limited to attorneys’ fees, under this Section 6.8(b), the Company and the Executive agree that this Section 6.8(b) is intended to be an exception to the limitations of Section 6.9 and that any conflict between this Section 6.8(b) and Section 6.9 is to be resolved in favor of this Section 6.8(b).

6.9 ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except for any claims brought by the Company or its Affiliates for equitable relief or an injunction to enforce the restrictive covenants contained in Article 4, will be settled by arbitration in Defiance County, Ohio in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Each party will bear its own costs of arbitration, except that the parties will share the cost of the arbitrator equally. Notwithstanding the foregoing, if the Executive is the prevailing party in the arbitration, the Company will reimburse the Executive’s reasonable costs of arbitration, including reimbursement of reasonable attorneys’ fees. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.

6.10 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

6.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.12 HEADINGS. The paragraph headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

6.13 OTHER PROVISIONS.

(a)	Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

(b)	The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after Termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits attributable to employment.

(c)	Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by the minimum amounts the Company or its Affiliate, as applicable, is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

(d)	The right of the Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this Section 6.13 will not preclude payment under this Agreement of any benefit to which a deceased Executive is entitled.

(e)	Subject to Section 6.13(d), this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.14 ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any Affiliate) with respect to similar payments and this Agreement contains all the covenants and agreements between the parties with respect to same.

6.15 REGULATORY LIMITATIONS. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with the provisions of 12 U.S.C. §1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation, the Company will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by the Company to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement).

6.16 SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall be interpreted, construed and administered consistent with this intent. None of the Company or its Affiliates or any other person shall have liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code. Nothing in this Agreement shall be construed as the guarantee of any particular tax treatment to the Executive.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Company, by its authorized representatives the day and year above mentioned.

SB FINANCIAL GROUP, INC.		EXECUTIVE

By	/s/ Mark A. Klein	By	/s/ David Homoelle
	Mark A. Klein		David Homoelle

Date January 9, 2018		Date January 22, 2018

Exhibit A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR DAVID HOMOELLE

DESIGNATION OF BENEFICIARY

Pursuant to the terms of the SB Financial Group, Inc. Supplemental Executive Retirement Plan Agreement dated January 22, 2018 (“Agreement”) between myself and SB Financial Group, Inc., I, David Homoelle, hereby designate the following beneficiary(ies) to receive payments which may be due under such Agreement after my death:

Primary Beneficiary:

Name	Address	Relationship

Contingent Beneficiary(ies):

Name	Address	Relationship

Name	Address	Relationship

The primary beneficiary named above shall be the Beneficiary defined in the Agreement if he or she is living at the time a payment thereunder becomes due and payable, and the contingent beneficiary named above shall be the designated beneficiary referred to in the Agreement only if he or she is living at the time a payment becomes payable and the primary beneficiary is not then living.

This designation hereby revokes any prior designation which may have been in effect.

Date:

David Homoelle

Acknowledged by:

(Company Officer)

A-1